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Exhibit 99.1


               TMNG APPOINTS RICHARD P. NESPOLA TO CHAIRMAN OF ITS
                               BOARD OF DIRECTORS


OVERLAND PARK, KS, DECEMBER 02, 2002 -- The Management Network Group, Inc. (Nasdaq: TMNG), a leading provider of management consulting services to the global communications industry, today announced the elevation of President, CEO and Director, Richard P. Nespola, to the additional post of Chairman of the Board of Directors. Mr. Nespola, age 57, replaces Grant G. Behrman, founder of Behrman Capital, who will continue to serve as a Director. Mr. Behrman has served as TMNG's chairman since February of 1998. He was instrumental in guiding TMNG through its initial public offering in 1999 and acquisition of CSMG in early 2002, among other key milestones in the Company's development.

Commenting on the appointment, Mr. Behrman, stated, "Rich has demonstrated tremendous leadership and vision as President and CEO, and I firmly believe that Rich will successfully apply both of these qualities as Chairman. Rich has steered TMNG in an extremely challenging marketplace while preserving the Company's strong financial position, building an impressive breadth of product and service offerings, and maintaining a premier client base in the global communications industry. As the Company looks ahead to industry recovery, Rich is the ideal individual to help the Company harvest its opportunities. I have enjoyed my tenure during the Company's formative years and I look forward to continued collaboration as a Director going forward."

Mr. Nespola, commented, "On behalf of TMNG, I would like to express my gratitude and appreciation for Grant's efforts in his role as Chairman and his firm's longstanding commitment to supporting TMNG's growth. Grant has provided TMNG with insight and leadership that has helped build TMNG into a world class organization and the only communications consulting firm that serves all aspects of the telecom vertical. I look forward to serving TMNG and its shareholders in my expanded role."

ABOUT TMNG
The Management Network Group, Inc. (Nasdaq: TMNG) is a leading provider of strategy, management, marketing, operational and technology consulting services to the global communications industry. With more than 550 consultants worldwide, TMNG serves communications service providers, technology companies, and financial services firms. Since the company's inception in 1990, TMNG and its subsidiaries -- TMNG Strategy [CSMG], TMNG Marketing, TMNG Technologies and TMNG Europe -- have served more 600 clients worldwide, including all the Fortune 500 telecommunications companies. TMNG is headquartered in Overland Park, KS, with offices in Boston, Chicago, Columbus, Dallas, London, New York, San Francisco, Toronto, Utrecht and Washington, D.C. TMNG can be reached at 1.888.480.TMNG
(8664) or online at http://www.tmng.com.

This release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties. In particular, any statements contained herein regarding expectations with respect to future revenues and profitability are subject to known and unknown risks, uncertainties, and contingencies, many of which are beyond the Company's control, which may cause actual results, performance, or achievements to differ materially from those projected or implied in such forward-looking statements. Factors that might affect actual results, performance, or achievements include, among other things, overall economic and business conditions, the demand for the Company's goods and services, and technological advances and competitive factors in the markets in which the Company competes. These risks and uncertainties are described in detail from time to time in TMNG's filings with the Securities and Exchange Commission.